Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
 (305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS BETTER THAN EXPECTED
RESULTS AND FORWARD GUIDANCE

MIAMI – January 27, 2011 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced better than expected fourth quarter and full year 2010 results and provided earnings guidance for 2011.

Key Highlights

●	For the Fourth Quarter 2010:

o	Net income was $42.7 million, or $0.20 per share versus $3.4 million, or $0.02 per share in 2009;

o	Weather and currency related issues reduced earnings by $0.03 per share, but were more than offset by higher revenues and cost containment;

o	Net Yields increased 3.2%, (4.2% on a Constant Currency basis). Absent extreme weather conditions, constant currency Net Yields would have increased 4.7%;

o	Net Cruise Costs per APCD (“NCC”) were flat, (up 1.0% on a Constant Currency basis).

●	For the Full Year 2010:

o	Net Yields increased 4.2% (4.4% on a Constant Currency basis);

o	NCC declined 1.8% (down 1.3% on a Constant Currency basis);

o	NCC excluding fuel declined for the third year in a row and were down 1.6%;

o	Net income was $547.5 million, or $2.51 per share versus $162.4 million, or $0.75 per share in 2009.

●	2011 Guidance:

o	Net Yields are expected to improve 4% to 6% for the full year and 2% to 3% in the first quarter;

o	NCC excluding fuel are expected to increase approximately 2% for the full year and the first quarter;

o	EPS is expected to be between $3.25 and $3.45 for the full year and $0.10 to $0.15 for the first quarter of 2011, based on current fuel prices and currency exchange rates.

“These improved results reflect the strong reception our new ships have received along with the solid branding our different cruise brands have enjoyed,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “WAVE is off to a solid start and supports our earlier confidence in meaningful pricing recovery and record financial performance in 2011.”

Fourth Quarter 2010 Results
Royal Caribbean Cruises Ltd. today announced net income for the fourth quarter 2010 of $42.7 million, or $0.20 per share, compared to net income of $3.4 million, or $0.02 per share, in the fourth quarter of 2009.

Revenues improved to $1.6 billion in the fourth quarter of 2010 compared to $1.5 billion in the fourth quarter of 2009 as a result of capacity increases and yield improvements.  Net Yields for the fourth quarter of 2010 increased 3.2% (4.2% on a Constant Currency basis).  During this last quarter, extreme weather conditions impacted some of the company’s voyages and impaired some of its guests’ ability to make their departures.  Absent these weather disruptions, Net Yields on a Constant Currency basis would have increased 4.7%, in line with previous guidance.

Costs in the fourth quarter of 2010 were well controlled and to a lesser extent some timing shifts to the first quarter of 2011 occurred. NCC were flat, and NCC excluding fuel increased 1.7%.  Excluding currency impacts, the comparable figures would have been increases of 1.0% and 2.9%, respectively.

The company’s energy consumption efforts were also better than previous guidance with usage of 344,000 metric tons during the fourth quarter.  At-the-pump pricing (including the benefit of the company’s hedging program) was in line with earlier calculations at $474 per metric ton.  Taken together, the quarter’s fuel expenditures were approximately $4 million better than previous calculations.

Full Year 2010 Results
Net income for the full year 2010 was $547.5 million, or $2.51 per share, compared to net income of $162.4 million, or $0.75 per share, for the full year 2009.  Revenues for the full year 2010 increased 15% to $6.8 billion from revenues of $5.9 billion for the full year 2009.

2 of 13

Net cruise costs excluding fuel declined for the third year in a row and were down 1.6%.   Despite significant market price increases, fuel costs per metric ton increased only 1% to $493 as a result of the company’s hedging program.  Since 2005, the company has reduced energy consumption per APCD by 15% and full year 2010 consumption was 1,311,000 metric tons.

2011 Outlook
The company reported that early “WAVE season” bookings have been encouraging and booked load factors and average per diems are ahead of same time last year. On an as reported basis, the company expects net yields to increase between 4% and 6% for the full year and 2% to 3% for the first quarter of 2011.  On a Constant Currency basis, Net Yields are forecasted to be up between 4% and 5% for the full year and to increase 1% to 2% in the first quarter of 2011.

On a Constant Currency basis, NCC excluding fuel are forecasted to be up 1% to 2% for the full year and the first quarter of 2011.  On an as reported basis, NCC excluding fuel are expected to be up approximately 2% for the full year and the first quarter of 2011.

Based upon the above and current fuel prices and currency exchange rates, the company expects full year EPS will be between $3.25 and $3.45 per share.  “Our company continues to focus on costs and improving its financial performance,” said Brian J. Rice, executive vice president and chief financial officer. “This focus, combined with the improving pricing power of our brands should generate significant earnings opportunities as we move into 2011 and beyond.”

In commenting on its guidance, the company noted the potential for an increasing role of its tour operations which include Royal Celebrity Tours, Pullmantur’s tour businesses and other operations on its yield and net cruise costs metrics.  The company noted that revenues and expenses associated with such operations tend to be more volatile and less predictable than its main cruise businesses.  Because these tour businesses have relatively low margins, this volatility has little impact on bottom line results but can cause fluctuations in the financial statistics for revenues and operating costs.

3 of 13

Fuel Expense
The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $168 million and $705 million of fuel expense in its first quarter 2011 and full year 2011 guidance, respectively.  The company continues to focus on managing its operations and itineraries more efficiently. As a result, forecasted fuel consumption per APCD is down a further 6% for 2011.

Forecasted consumption is now 58% hedged for the remainder of 2011, 55% hedged in 2012, and 30% hedged in 2013.  Additionally, as previously disclosed, the company utilizes fuel options which are marked-to-market each quarter as further protection against escalating fuel prices.

Forward Guidance Summary
The company provided the following estimates for the first quarter and full year 2011.

Fuel Statistics
	First Quarter 2011	Full Year 2011
Fuel Consumption	326,000 mt	1,322,000 mt
Fuel Expenses	$168 Million	$705 Million
Percent Hedged (forward consumption)	63%	58%
Impact of 10% change in fuel prices	$7 Million	$28 Million

Guidance Estimates
First Quarter 2011
	Reported	Constant Currency
Net Yields	2% to 3%	1% to 2%
Net Cruise Costs per APCD	Approx. 1%	Approx. 1%
Net Cruise Costs per APCD, excluding Fuel	Approx. 2%	1% to 2%

4 of 13

Full Year 2011
	Reported	Constant Currency
Net Yields	4% to 6%	4% to 5%
Net Cruise Costs per APCD	Approx. 2%	1% to 2%
Net Cruise Costs per APCD, excluding Fuel	Approx. 2%	1% to 2%

	First Quarter 2011	Full Year 2011
EPS	$0.10 to $0.15	$3.25 to $3.45
Capacity Increase	10.2%	7.4%
Depreciation and Amortization	$170 to $175 Million	$695 to $715 Million
Interest Expense, net	$80 to $85 Million	$305 to 325 Million

Exchange rates used in forecast calculations
EUR / USD	1.37	1.37
GBP / USD	1.59	1.59

Liquidity and Financing Arrangements
As of December 31, 2010, liquidity was $1.6 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has $1.3 billion of committed unsecured financing on its two remaining newbuilds.

During the fourth quarter of 2010 the company finalized an additional unsecured revolving credit facility in the amount of $525 million due in November, 2014.  Going forward, the company anticipates maintaining two separate revolving credit facilities with staggered maturity dates to further reduce refinancing risk.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2011, 2012, and 2013 are $1.0 billion, $1.0 billion and $350 million, respectively.

Capacity increases for the same three years are 7.4%, 1.2%, and 2.2%, respectively.

5 of 13

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers which cause our cruise revenues and expenses to vary.

Constant Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses can be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs as if the current periods' currency exchange rates had remained constant with the comparable prior periods' rates, or on a “Constant Currency” basis.

 It should be emphasized that the use of Constant Currency is primarily used for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

6 of 13

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

7 of 13

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 40 ships in service and two under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com. www.pullmantur.com, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

8 of 13

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2010 and the yields expected in 2011.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as the corresponding GAAP measures.

Reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow
(####)

9 of 13

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Passenger ticket revenues	$1,146,108	$1,029,236	$4,908,644	$4,205,709
Onboard and other revenues	458,390	422,431	1,843,860	1,684,117
Total revenues	1,604,498	1,451,667	6,752,504	5,889,826
Cruise operating expenses:
Commissions, transportation and other	285,566	256,517	1,175,522	1,028,867
Onboard and other	105,615	109,436	480,564	457,772
Payroll and related	202,474	176,476	767,586	681,852
Food	101,739	90,562	388,205	345,272
Fuel	163,155	162,586	646,998	600,203
Other operating	248,440	241,668	999,201	957,136
Total cruise operating expenses	1,106,989	1,037,245	4,458,076	4,071,102
Marketing, selling and administrative expenses	211,936	185,655	848,079	761,999
Depreciation and amortization expenses	163,878	146,412	643,716	568,214
Operating Income	121,695	82,355	802,633	488,511

Other income (expense):
Interest income	4,696	1,902	9,243	7,016
Interest expense, net of interest capitalized	(89,129)	(78,311)	(339,393)	(300,012)
Other income (expense)	5,445	(2,593)	74,984	(33,094)
	(78,988)	(79,002)	(255,166)	(326,090)
Net Income	$42,707	$3,353	$547,467	$162,421

Earnings Per Share:
Basic	$0.20	$0.02	$2.55	$0.76
Diluted	$0.20	$0.02	$2.51	$0.75

Weighted-Average Shares Outstanding:
Basic	215,581	213,925	215,026	213,809
Diluted	218,742	216,386	217,711	215,295

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Passengers Carried	1,155,648	1,012,059	4,585,920	3,970,278

Passenger Cruise Days	8,193,130	7,397,151	32,251,217	28,503,046

APCD	7,943,782	7,335,032	30,911,073	27,821,224
Occupancy	103.1%	100.8%	104.3%	102.5%

10 of 13

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$419,929	$284,619
Trade and other receivables, net	266,710	338,804
Inventories	126,797	107,877
Prepaid expenses and other assets	145,144	180,997
Derivative financial instruments	56,491	114,094
Total current assets	1,015,071	1,026,391

Property and equipment, net	16,769,181	15,268,053
Goodwill	759,328	792,373
Other assets	1,151,324	1,146,677
	$19,694,904	$18,233,494

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,198,929	$756,215
Accounts payable	249,047	264,554
Accrued interest	160,906	147,547
Accrued expenses and other liabilities	552,543	521,190
Customer deposits	1,283,073	1,059,524
Total current liabilities	3,444,498	2,749,030
Long-term debt	7,951,187	7,663,555
Other long-term liabilities	356,717	321,192

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
226,211,731 and 224,258,247 shares issued, December 31, 2010	2,262	2,243
and December 31, 2009, respectively)
Paid-in capital	3,027,130	2,973,495
Retained earnings	5,301,748	4,754,950
Accumulated other comprehensive income	25,066	182,733
Treasury stock (10,308,683 common shares at
cost, December 31, 2010 and December 31, 2009)	(413,704)	(413,704)
Total shareholders' equity	7,942,502	7,499,717
	$19,694,904	$18,233,494

11 of 13

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2010	2009
	(unaudited)
Operating Activities
Net income	$547,467	$162,421
Adjustments:
Depreciation and amortization	643,716	568,214
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	146,498	(3,633)
Increase in inventories	(20,274)	(11,295)
Increase in prepaid expenses and other assets	(10,954)	(3,085)
(Decrease) increase in accounts payable	(15,507)	16,424
Increase in accrued interest	13,359	18,668
Increase in accrued expenses and other liabilities	72,161	15,391
Increase in customer deposits	135,975	32,038
Cash received on settlement of derivative financial instruments	172,993	−
Other, net	(22,415)	49,738
Net cash provided by operating activities	1,663,019	844,881

Investing Activities
Purchases of property and equipment	(2,187,189)	(2,477,549)
Cash (paid) received on settlement of derivative financial instruments	(91,325)	110,830
Loans and equity contributions to unconsolidated affiliates	-	(181,683)
Proceeds from the sale of Celebrity Galaxy	-	290,928
Other, net	(9,404)	(16,983)
Net cash used in investing activities	(2,287,918)	(2,274,457)

Financing Activities
Proceeds from issuance of debt	2,420,262	2,317,158
Debt issuance costs	(90,782)	(61,157)
Repayments of debt	(1,600,265)	(948,467)
Proceeds from exercise of common stock options	26,158	569
Other, net	1,587	4,103
Net cash provided by financing activities	756,960	1,312,206

Effect of exchange rate changes on cash	3,249	(889)

Net increase (decrease) in cash and cash equivalents	135,310	(118,259)
Cash and cash equivalents at beginning of period	284,619	402,878
Cash and cash equivalents at end of period	$419,929	$284,619

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$297,477	$288,458

12 of 13

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2010	2010 On a Constant Currency basis	2009	2010	2010 On a Constant Currency basis	2009

Passenger ticket revenues	$1,146,108	$1,158,891	$1,029,236	$4,908,644	$4,921,935	$4,205,709
Onboard and other revenues	458,390	464,761	422,431	1,843,860	1,858,003	1,684,117
Total revenues	1,604,498	1,623,652	1,451,667	6,752,504	6,779,938	5,889,826
Less:
Commissions, transportation and other	285,566	290,226	256,517	1,175,522	1,182,971	1,028,867
Onboard and other	105,615	108,096	109,436	480,564	489,436	457,772
Net revenues	$1,213,317	$1,225,330	$1,085,714	$5,096,418	$5,107,531	$4,403,187

APCD	7,943,782	7,943,782	7,335,032	30,911,073	30,911,073	27,821,224
Gross Yields	$201.98	$204.39	$197.91	$218.45	$219.34	$211.70
Net Yields	$152.74	$154.25	$148.02	$164.87	$165.23	$158.27

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD)
	Quarter Ended			Year Ended
	December 31,			December 31,
	2010	2010 On a Constant Currency basis	2009	2010	2010 On a Constant Currency basis	2009

Total cruise operating expenses	$1,106,989	$1,121,334	$1,037,245	$4,458,076	$4,493,014	$4,071,102
Marketing, selling and administrative expenses	211,936	214,131	185,655	848,079	850,201	761,999
Gross Cruise Costs	1,318,925	1,335,465	1,222,900	5,306,155	5,343,215	4,833,101
Less:
Commissions, transportation and other	285,566	290,226	256,517	1,175,522	1,182,971	1,028,867
Onboard and other	105,615	108,096	109,436	480,564	489,436	457,772
Net Cruise Costs	$927,744	$937,143	$856,947	$3,650,069	$3,670,808	$3,346,462

APCD	7,943,782	7,943,782	7,335,032	30,911,073	30,911,073	27,821,224
Gross Cruise Costs per APCD	$166.03	$168.11	$166.72	$171.66	$172.86	$173.72
Net Cruise Costs per APCD	$116.79	$117.97	$116.83	$118.08	$118.75	$120.28

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	December 31,	December 31,
	2010	2009
Long-term debt, net of current portion	$7,951,187	$7,663,555
Current portion of long-term debt	1,198,929	756,215
Total debt	9,150,116	8,419,770
Less: Cash and cash equivalents	419,929	284,619
Net Debt	$8,730,187	$8,135,151

Total shareholders' equity	$7,942,502	$7,499,717
Total debt	9,150,116	8,419,770
Total debt and shareholders' equity	17,092,618	15,919,487
Debt-to-Capital	53.5%	52.9%
Net Debt	8,730,187	8,135,151
Net Debt and shareholders' equity	$16,672,689	$15,634,868
Net Debt-to-Capital	52.4%	52.0%

13 of 13